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Exhibit 8.3

July 30, 2019

Re: Registration Statement on Form F-4

Banco Santander, S.A.
Ciudad Grupo Santander
28660 Boadilla del Monte (Madrid), Spain
Ladies and Gentlemen:

        We have acted as special U.S. federal income tax counsel for Banco Santander, S.A., a company organized under the laws of the Kingdom of Spain (the "Company"), in connection with the preparation and filing of the Registration Statement on Form F-4 (the "Registration Statement"), which includes the Offer to Exchange/Prospectus (the "Offer to Exchange/Prospectus") filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

        In connection with this opinion, we have examined the Registration Statement, the Offer to Exchange/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, that (i) the U.S. exchange offer will be consummated in the manner described in the Offer to Exchange/Prospectus, (ii) the statements concerning the U.S. exchange offer set forth in the Offer to Exchange/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the settlement of the U.S. exchange offer (the "Settlement Time") and (iii) any representations or statements of belief made in the Registration Statement or Offer to Exchange/Prospectus "to the knowledge of," or based on the belief of the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Settlement Time, in each case without such qualification. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by the Company referred to above, which we have assumed will be true as of the Settlement Time.

        Based upon the foregoing, we hereby confirm that the discussion in the Offer to Exchange/Prospectus under the heading "Material United States Federal Income Tax Considerations," subject to the assumptions and qualifications set forth herein and therein, is our opinion.

        We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the U.S. exchange offer under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

        This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Offer to Exchange/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the U.S. exchange offer. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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  Exhibit 8.3